AMENDMENT NO. 10 TO RIGHTS AGREEMENT

Amendment No. 10, dated as of December 23, 2009 (“Amendment No. 10”), to the Rights Agreement dated as of March 9, 1999, as amended as of June 9, 1999, April 7, 2000, October 26, 2000, February 21, 2001, February 28, 2002, September 18, 2002, December 13, 2004, March 14, 2007 and March 19, 2009 (the “Rights Agreement”), between Merrimac Industries, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement;

WHEREAS, on December 23,2009, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Crane Co. (“Parent”), a Delaware corporation, and Crane Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has resolved to exempt the Merger Agreement and the Tender Agreements (as such term is defined in the Merger Agreement) from the Rights Agreement and to cause the termination of the Rights Agreement in accordance with the Merger Agreement; and

WHEREAS, the Company and the Rights agent are entering into this Amendment pursuant to Section 27 of the Rights Agreement to effect such exemption.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1.  CERTAIN DEFINITIONS.  1)  For purposes of this Amendment No. 10, capitalized terms used herein and not otherwise defined shall have the meanings indicated in the Rights Agreement. Each reference to “hereof”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement, as amended hereby.

(b) Section 1(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Exempt Person” shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, (ii) William D. Witter, Inc., a New York corporation registered as an investment advisor under the Investment Advisers Act of 1940 (“Witter, Inc.”), and its Affiliates and Associates (other than Charles F. Huber, II); provided, that Witter, Inc., together with its Affiliates and Associates (other than Charles F. Huber, II), are not the Beneficial Owners of more than 15% of the Common Shares of the Company then outstanding, (iii) Infineon Technologies AG, a German corporation (“Infineon”), and its Affiliates and Associates; provided, that Infineon, together with its Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased, or Common Shares converted or acquired from warrants purchased, from Ericsson Holding International, B.V., a Netherlands corporation (“Ericsson”) and or any Affiliate or Associate thereof, which Ericsson had purchased from the Company pursuant to a letter agreement dated as of April 7, 2000, and a Subscription Agreement for Common Stock and Warrants dated as of October 26, 2000, between Ericsson and the Company, (iv) Adam Smith Investment Partners, L.P., a Delaware limited partnership (“Adam Smith”), and its Affiliates and Associates; provided that Adam Smith, together with its Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased, or Common Shares converted from warrants purchased, from the Company pursuant to a Subscription Agreement for Common Stock and Warrants dated as of October 26, 2000 among the Company, Adam Smith, Adam Smith Ltd. B.V., a British Virgin Islands corporation, and other investors executing the same, (v) Dupont Chemical and Energy Operations, Inc. (“DCEO”), a Delaware corporation and wholly-owned subsidiary of E.I. Du Pont De Nemours and Company, a Delaware corporation (“DuPont”), and its Affiliates and Associates; provided, that DCEO, together with its Affiliates and Associates, including DuPont, are the Beneficial Owners of only Common Shares purchased from the Company pursuant to a Subscription Agreement dated as of February 28, 2002 among DCEO, DuPont and the Company, (vi) whether or not such persons are or shall be deemed to be a “group” pursuant to Section 13 of the Exchange Act and the regulations promulgated thereunder, the purchasers (the “Infineon Transferees”) and their respective Affiliates and Associates, individually and/or in the aggregate, of Common Shares to be purchased from Infineon pursuant to a Stock Purchase Agreement entered into on or about December 13, 2004 (the “Infineon Transaction”); provided that the Infineon Transferees,  together with their Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased in the Infineon Transaction, and (vii) Crane Co., a Delaware Corporation (“Parent”), or any of its Affiliates, individually or collectively, as a result of (A) the approval, execution, delivery and/or adoption of that certain Agreement and Plan of Merger, dated as of December 23, 2009, by and among Parent, ___, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company (as may be amended from time to time, the “Merger Agreement”) or the Tender Agreements (as defined in the Merger Agreement) or the approval, execution, delivery and/or adoption of any amendment thereto; (B) the acceptance for payment or purchase by Merger Sub of Common Shares pursuant to the Offer (as defined in the Merger Agreement), as the Offer may be amended and/or extended from time to time or during any subsequent offering period in accordance with the terms of the Merger Agreement; (C) the exercise of the Top-Up Option (as defined in the Merger Agreement); (D) the consummation of any other transactions contemplated by the Merger Agreement, including, but not limited to, the Offer and the Merger (as defined in the Merger Agreement); or (E) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement (the transactions described in clauses (A) through (E) of this clause (vii), the “Exempted Transactions”).”

(c) Section 1.1(m) is hereby amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

SECTION 2.  ISSUE OF RIGHT CERTIFICATE.  Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such Section:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

SECTION 3.  TERMINATION OF THE MERGER AGREEMENT.  If for any reason the Merger Agreement is terminated, then this Amendment No. 10 shall be terminated and of no further force and effect.

SECTION 4.  BENEFITS OF THIS AGREEMENT. Nothing in this Amendment No. 10 shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Amendment No. 10, but this Amendment No. 10 shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

SECTION 5.  SEVERABILITY. If any term, provision or restriction of this Amendment No. 10 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Amendment No. 10 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 6.  GOVERNING LAW.  This Amendment No. 10 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 7.  COUNTERPARTS. This Amendment No. 10 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 8.  DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment No. 10 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 9.  RIGHTS AGREEMENT AS AMENDED.  This Amendment No. 10 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 10 to be duly executed and attested, all as of the day and year first above written.

MERRIMAC INDUSTRIES, INC.

By: /s/ Mason N. Carter Name: Mason N. Carter Title: Chairman, President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Rights Agent

By: /s/ Joan Greenfield Name: Joan Greenfield Title: Vice President